UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2012

STRATEGIC MINING CORP.
(Exact name of registrant as specified in its charter)

Wyoming	000-53961	88-0432539
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

36 Toronto Street, Suite 1170
Toronto, A6 MSC 2C5
 (Address of principal executive offices)

(416) 865-3391
(Registrant’s telephone number, including area code)

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of the Chief Executive Officer, Chief Financial Officer and Directors

Effective December 4, 2012, Mr. Douglas C. Peters resigned from his position as the Chief Executive Officer, Vice-President of Exploration and as a member of the Board of Directors (the “Board”) of Strategic Mining Corp. (the “Company”).  Mr. Peters’ resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective December 4, 2012, Mr. Ian Lambert resigned from his position as the Chief Financial Officer and as a member of the Board of the Company.  Mr. Lambert’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective December 17, 2012, Mr. James Spence Stewart resigned from his position as a member of the Board of the Company.  Mr. Stewart’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Interim Chief Executive Officer and Director

Effective December 17, 2012, the Board approved by unanimous written consent the appointment of Mr. Gil Steedley as the Company’s Interim Chief Executive Officer and a member of the Board.

Gil Steedley

Mr. Steedley currently serves as Senior Vice President of Business Development of Able Global Partners.  Prior to his employment at Able Global Partners, Mr. Steedley served as Director, Equities Business Development at the American Stock Exchange (AMEX) in New York City. In his role at AMEX, Mr. Steedley worked with clients concerning listing requirements on the Exchange. Prior to his work at AMEX, Mr. Steedley also served as a Senior Research Analyst at NASDAQ. His knowledge of regulatory matters blends with a career spanning such key financial issues as liquidity, market structure and budgeting.

Mr. Steedley holds an MBA from Delaware State University and a Bachelor’s in Finance and attended a Graduate School of Banking Fellowship by the University of Wisconsin.

Family Relationships

Mr. Steedley does not have a family relationship with a current officer or director of the Company.

Related Party Transactions

There are no applicable related party transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC MINING CORP.

December 19, 2012	By:	/s/ Gil Steedley
Name: Gil Steedley
Title: Interim Chief Executive Officer, Director